For Immediate Release	Exhibit 99.1

WSI Industries Reports 12% Sales Increase and 76% Increase in Net Earnings

March 24, 2015—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today reported sales for its fiscal 2015 second quarter ending March 1, 2015 of $11,738,000 versus the prior year amount of $10,484,000, or an increase of 12%. Year-to-date sales for the twenty-six weeks ended March 1, 2015 totaled $21,836,000, an increase of 6% versus $20,683,000 in the prior year. The Company reported net income of $456,000 or $.15 per diluted share for the fiscal 2015 second quarter which was an increase of 76% over the prior year amount of $258,000 or $.09 per diluted share. Year-to-date income for the first two quarters also increased with the Company reporting net earnings of $622,000 or $.21 per diluted share versus $603,000 or $.20 per diluted share in the prior year.

Benjamin Rashleger, president and chief executive officer, commented: “Our second quarter sales were led by our recreational powersports business, with an increase of 16% in the fiscal 2015 second quarter over the prior year. Fortunately, the strength in the powersports segment overcame a decline in our energy business.” Rashleger continued: “As oil prices continue to hover at historically low levels, it has impacted the demand our customers receive for their products, and their demand to WSI for the parts we supply to them. We anticipate that our energy business will continue to be soft in the coming months, and that it will remain so until the energy market has stabilized and investment returns. However, we also anticipate that our powersports business will continue to be strong, and that this strength will outweigh any decline in our energy business in the short term.” Rashleger concluded: “We continue to expand our efforts on diversifying our business. While it is our goal to add new business in other industries to offset the dominance of our powersports business, we are pleased that powersports continues its growth and that we have also been able to increase the number of programs that we supply.”

The Company also announced today that its Board of Directors has declared a quarterly dividend of $.04 per share. The dividend will be payable April 22, 2015 to holders of record on April 8, 2015.

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including automotive, avionics and aerospace, energy, recreational powersports vehicles, small engines, marine, bioscience and the defense markets.

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For additional information:

Benjamin Rashleger (President & CEO) or Paul D. Sheely (CFO)

763-295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.

WSI INDUSTRIES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS(Unaudited)

In thousands, except per share amounts

	Second quarter ended		First six months ended
	March 1,	February 23,	March 1,	February 23,
	2015	2014	2015	2014
Net Sales	$11,738	$10,484	$21,836	$20,683
Cost of products sold	10,054	9,233	19,113	18,081
Gross margin	1,684	1,251	2,723	2,602

Selling and administrative expense	913	746	1,613	1,446
Interest and other income	(2)	(1)	(3)	(2)
Interest and other expense	82	102	170	216
Profit from operations before income taxes	691	404	943	942
Income taxes	235	146	321	339

Net earnings	$456	$258	$622	$603

Basic earnings per share	$0.16	$0.09	$0.21	$0.21

Diluted earnings per share	$0.15	$0.09	$0.21	$0.20

Weighted average number of common shares	2,909	2,898	2,907	2,895

Weighted average number of dilutive common shares outstanding	2,958	2,953	2,960	2,952

CONDENSED BALANCE SHEETS (Unaudited)

In thousands

	March 1,	February 23,
	2015	2014
Assets:
Total Current Assets	$13,825	$11,920
Property, Plant, and Equipment, net	12,668	14,335
Intangible Assets	2,381	2,385
Total Assets	$28,874	$28,640

Liabilities and Shareholders' Equity:
Total current liabilities	$5,059	$5,080
Long-term debt	8,113	9,328
Deferred tax liabilities	2,079	1,634
Shareholders' equity	13,623	12,598
Total Liabilities and Shareholders' Equity	$28,874	$28,640

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

In thousands

	First six months ended
	March 1,	February 23,
	2015	2014

Cash flows from operating activities (1)	$1,762	$2,429
Cash used in investing activities	(78)	(174)
Cash used in financing activities	(1,067)	(1,204)
Net increase in cash and cash equivalents	617	1,051

Cash and cash equivalents at beginning of period	3,233	1,906

Cash and cash equivalents at end of period	$3,850	$2,957

(1) Cash flows from operating activities includes non-cash adjustments for depreciation, deferred taxes and stock option compensation expense of $1,274 and $1,585 at March 1, 2015 and February 23, 2014, respectively.